Exhibit 4.9
AMENDMENT TO SHARE OPTION AGREEMENT
DATED 8 DECEMBER 2010
PARTIES:
(1)	CBAYSYSTEMS HOLDINGS LIMITED (registered in British Virgin Islands with number 1398112) whose registered office is at Palm Grove House, PO Box 3190, Road Town, British Virgin Islands (the “Company”); and

(2)	ASHUTOSH BHATT of c/o Money Matters for Expats Pte Ltd, 74 Trevose, Singapore 298086 (the “Optionholder”).
RECITALS:
(A)	By a share option agreement, dated 12 June 2007 (the “Option Agreement”), the Company granted the Optionholder an option over ordinary shares in the capital of the Company on the terms and conditions set out therein.

(B)	It is proposed that the Company should reincorporate as a Delaware corporation pursuant to the laws of the British Virgin Islands and the laws of Delaware. For the avoidance of doubt the parties have agreed that the Option Agreement as amended by this agreement shall continue in effect following such re-incorporation.

(C)	The Optionholder is a Leaver for a reason other than one specified in sub-clause 3.3(a) of the Option Agreement.

(D)	The Company and the Optionholder have agreed (i) that the period of six months for exercise of the Option as to the Third Tranche under clause 3.3(b) of the Option Agreement following the Optionholder becoming a Leaver shall be extended, conditioned on the terms set out below.
OPERATIVE PROVISIONS:
1.	Interpretation

1.1	Words and expressions defined in the Option Agreement shall bear the same meanings in this agreement except where the context otherwise requires.

1.2	The provisions of clauses 1.2 and 1.3 of the Option Agreement shall apply to this agreement as if set out in full.

2.	Amendment of the Option Agreement

2.1	Clause 3.3(b) of the Option Agreement shall be replaced by the following:

“for any reason other than one specified in sub-clause (a) above, the Option shall continue to be exercisable over those Shares in relation to which the Third Tranche Option has vested on the date that the Optionholder becomes a Leaver provided that such exercise takes place after August 15, 2011 and prior to 15 November 2011, failing which the Third Tranche Option shall lapse.” Save as varied by this agreement the Option Agreement shall continue in full force and effect and the Option Agreement together with this agreement shall be read and construed as one agreement.
3. Re-incorporation
For the avoidance of doubt the Option Agreement as amended by this agreement shall continue in effect following any re-incorporation of the Company under the laws of the State of Delaware.
4. Proper Law
This agreement shall be governed by and construed in accordance with English law and the parties hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of England.

5.	Rights of Third Parties

5.1	The parties agree and acknowledge that:
5.1.1	nothing in this agreement is intended to benefit any person who is not a party to it (a “Non-Party”) and accordingly no Non-Party has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement; and

5.1.2	no consent of any Non-Party shall be required for any revision of or amendment to this.
5.2	The provisions of clause 5.1 do not affect any right or remedy of a third party which exists or is available otherwise than by the Contracts (Rights of Third Parties) Act 1999.

6.	Counterparts

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all counterparts together shall constitute one and the same instruments.
IN WITNESS whereof the parties have signed this agreement the day and year first above written.

EXECUTED as a DEED by CBAYSYSTEMS HOLDINGS LIMITED	) )
acting by:	)
Its Vice Chairman & Director,	)	/s/ V. RAMAN KUMAR
Mr. V. Raman Kumar	)	V. Raman Kumar
Vice Chairman & Director

EXECUTED as a DEED by ASHUTOSH BHATT	/s/ ASHUTOSH BHATT

in the presence of:

Signature of witness:	/s/ AGNELO JOHN RODRIGUES

Name:	Agnelo John Rodrigues

Address:	CBay Systems (India) Private
Limited Godrej Industries Complex,
Gate # 4, Pirojshanagar, Eastern
Express Highway, Vikhroli — East,
Mumbai 400079.

Occupation:	Service